Ethics Guidelines and Index to Compliance Policies and Procedures Everest Group LTD. and Its Affiliated Companies Updated September 2023

Everest Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda and other territories. Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world. Everest common stock (NYSE:EG) is a component of the S&P 500 index. Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com. Table of Contents Company Ethics Guidelines ............................................................................................................. 1 Our Commitment to Ethical Conduct ......................................................................................... 1 Compliance with The Law, Rules and Regulations ................................................................. 2 General .......................................................................................................................................... 2 Fair Dealing ................................................................................................................................... 3 Fair Competition .......................................................................................................................... 3 Treatment of Confidential Information ..................................................................................... 4 Guideline on Trading in Company Stock or Other Securities .............................................. 5 Inside Information and Restrictions on Trading ........................................................................ 5 Additional Provisions Applicable to Restricted Persons .......................................................... 7 Pre-Clearance of Trading for Certain Restricted Persons ........................................................ 8 10b5-1 Plans ................................................................................................................................. 8 Consequences of Violating this Guideline ................................................................................ 8 Stock Retention Guidelines ......................................................................................................... 9 Electronic and Voice Mail ........................................................................................................... 10 No Privacy Rights in Electronic Communications .................................................................. 10 Special Considerations ............................................................................................................. 11 Use of the Internet ....................................................................................................................... 12 Conflicts of Interest ..................................................................................................................... 13 Corporate Opportunity ............................................................................................................ 14 Protection and Proper Use of Company Assets .................................................................... 14 Annual Questionnaires ............................................................................................................. 14 Financial Transactions ............................................................................................................... 15 Procedures for Disclosure and Approvals .............................................................................. 15 Gifts ............................................................................................................................................. 16 Political Contributions ................................................................................................................ 17 Complaint Procedures ................................................................................................................ 17 Accounting Complaints – Access to Audit Committee of Board of Directors .................... 17 Receipt of Employee Complaints ............................................................................................ 17 Scope of Matters Covered by These Procedures .................................................................. 18 Treatment of Complaints .......................................................................................................... 19

Everest Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda and other territories. Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world. Everest common stock (NYSE:EG) is a component of the S&P 500 index. Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com. Reporting and Retention of Complaints and Investigations ................................................ 19 Amendment, Modification and Waiver ................................................................................... 20 Index of Significant Compliance Policies and Procedures ................................................. 21 Index - Purpose and Use ............................................................................................................. 21 Americans With Disabilities Act (ADA) .................................................................................... 21 Copyright ....................................................................................................................................... 21 Corporate Clawback Policy ........................................................................................................ 22 Equal Employment Opportunity Employer ............................................................................ 23 Family & Medical Leave Act of 1993 (FMLA) ......................................................................... 23 International Boycott................................................................................................................... 24 Money Laundering ....................................................................................................................... 24 I. Anti-Money Laundering and OFAC Compliance Procedures ...................................... 24 II. Procedures for Preventing Transactions with Blocked Persons ................................... 29 Privacy Policy: Treatment of Individuals' Personal Information ....................................... 33 Non-Discrimination and Anti-Harassment Policy .................................................................. 35 Sexual Harassment Defined ..................................................................................................... 36 Other Types of Prohibited Harassment .................................................................................. 37 Protection Against Retaliation ................................................................................................. 37 Complaint Procedure ............................................................................................................... 38 Manager’s Responsibility .......................................................................................................... 39 Good Faith ................................................................................................................................. 39 Support for Individuals Impacted by Harassment or Retaliation ......................................... 40 Whistle Blowing ........................................................................................................................... 40 Appendix A ...................................................................................................................................... 42 Guidance on Implementing the Policy on Confidential Information ............................... 42 Disclosure of Material Nonpublic Information General ...................................................... 42 Disclosures to Shareholders ...................................................................................................... 44 Disclosures to Customers ........................................................................................................... 44 Communications with the Press, Investment Analysts and Other Members of the Public .............................................................................................................................................. 46 Appendix B ....................................................................................................................................... 48 Everest Group, Ltd. Code of Ethics for Chief Executive Officer and Senior Financial Officers ........................................................................................................................................... 48

Everest Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda and other territories. Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world. Everest common stock (NYSE:EG) is a component of the S&P 500 index. Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com. Appendix C ....................................................................................................................................... 50 Everest Group, Ltd. Statement Pursuant to Section 54 of the United Kingdom’s Modern Slavery Act 2015 .......................................................................................................... 50 Our Supply Chain ...................................................................................................................... 50 Due Diligence ............................................................................................................................ 50

1 | P a g e Company Ethics Guidelines Our Commitment to Ethical Conduct As used in these Guidelines, “Company” includes Everest Group, Ltd. and all affiliated companies. It is critical to our success that the Company, its officers, directors and employees act in accordance with high ethical standards. Our shareholders, customers, others with whom we do business, and the various governmental entities which oversee the Company, all expect us to act ethically. Even more important, however, are the expectations we have for ourselves. Only if we set high standards for ourselves, and work to maintain those standards, can the Company meet the expectations of others. Our commitment is to be honest and forthright in our communications, both inside and outside the Company, to comply with the laws, rules and regulations governing our conduct and, beyond that, to do what is right. This standard applies not only to the Company itself, but to all of the officers, directors and employees of the Company. Being honest and complying with the law are self-evident standards, and the Law Department is available to help interpret legal requirements when needed. Doing “what is right” is sometimes less clear. Although no statement of ethics can address every possible circumstance, this statement and the various compliance policies identified in the index provide a great deal of guidance. In addition, senior management, the Law Department and Human Resources are available to help. In nurturing and maintaining the Company’s ethical standards, it will be the responsibility of Company management to promote an environment in which high ethical standards are the norm, clarifying and offering guidance to employees on ethical issues when necessary. Management is also committed to a working environment in which all employees are treated with respect, personal information concerning individuals is treated confidentially, individuals are encouraged to develop to their fullest potential and advancement is based on merit. In turn, it is the responsibility of all employees to live up to these high ethical standards, seek guidance when they are unsure of what is right, treat other employees with due respect and take individual responsibility for their development.

2 | P a g e The Company can only act through its directors, officers and employees. Each and every director, officer and employee has a role in maintaining the Company’s reputation for the highest ethical conduct through the actions which he or she takes every day. The following guidelines are intended to help each director, officer and employee make the day-to-day decisions which will protect and enhance the Company’s standing and success. Compliance with The Law, Rules and Regulations General It is the Company’s policy to be in compliance with all laws, rules and regulations applying to our business. Because these laws, rules and regulations may vary from state to state and country to country, and may be ambiguous and difficult to interpret, it is important that directors, officers and employees seek advice from the Law Department if there is any question on the applicable legal rules. We expect good faith efforts from all directors, officers and Company personnel in following the spirit and intent of the law. We do not permit our staff or resources to be used for any purposes that contravene the laws, rules and regulations of any country. Nor do we permit improper payments of any sort to be made to any governmental, political, labor, or businessperson or organization. Gifts of insubstantial value to minor government officials of foreign countries where such gifts are customary and legal and comply with the Foreign Corrupt Practices Act are permissible. Such gifts should not be made, however, unless approved in advance by senior management. All directors, officers and employees should be guided by these principles: • No unrecorded funds or assets may be established or maintained. • All accounting entries must be accurate and must properly describe each transaction. • No payment may be made with the intention that the funds will be used for any purpose other than that described in the supporting documents.

3 | P a g e • All agreements with customers, representatives, consultants, or others should be in writing and should include all applicable fee schedules. If a director, officer or employee has doubts about the propriety of a transaction or payment, he or she should discuss the matter with management or the Law Department. As a public company, it is of critical importance that the Company’s filings with and submissions to the Securities and Exchange Commission and any other public communication by the Company be full, fair, accurate, timely and understandable. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements. Fair Dealing Each director, officer and employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Fair Competition A fundamental tenet of our society is that the public is best served by vigorous competitive activity. Federal and state antitrust laws are intended to facilitate free and open competition and prohibit any activity or conduct that improperly reduces or eliminates such competition in the marketplace. The Company has a long-standing policy of support for and compliance with these antitrust laws and expects all directors, officers and employees to comply with them fully. Penalties for their violation can be severe. The Company’s antitrust compliance depends on the commitment of every director, officer and employee to learn about and carry out the Company’s antitrust policy. The antitrust laws are complex and are discussed in detail in the Company’s “Antitrust

4 | P a g e Compliance Manual”, which is referred to in the Index of Compliance Policies. The Antitrust Compliance Manual is available on the Company’s Intranet and may also be obtained at any time from the Law Department. Any Company personnel with questions as to the legality of a particular decision or action should contact the Law Department for advice. Treatment of Confidential Information In the course of the Company’s business and in addition to Company confidential information, we also obtain personal, business, financial and other information concerning many of our customers and potential customers. We have an obligation to respect our customers’ interests by protecting the confidentiality of that information. Unauthorized or improper disclosure could result in liability on the part of the Company. More importantly, improper disclosure could undermine the trust our clients place in the Company. In addition, various jurisdictions have enacted laws, rules and regulations addressing the confidentiality of information concerning individuals and customers. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. Senior management of the Company has been charged with the development, maintenance and implementation of appropriate confidential information and privacy policy standards to guide the Company, its directors, officers and employees. The Company has established a Data Risk and Privacy Council to provide central oversight of privacy and data protection compliance at the Company. These policies and standards can be found in the Company’s Privacy Policy, Data Classification Policy and Data Handling Guidelines on the Company’s Intranet. Such policy standards recognize the following principles, bearing in mind the Company’s contracts with and need to interact with various outside parties, including, without limitation, insureds, brokers, cedents, agents, reinsurers, attorneys, vendors, regulators, and law enforcement personnel, in the conduct of its businesses: • Information requested and used should be related to the Company’s business needs. Such information that is obtained should be revealed and discussed only within the scope of Company business; • Access to confidential or private records should be limited to those with a legitimate business need; and • Files used as a basis for making business decisions should include only data believed to be relevant and accurate.

5 | P a g e Because the Company is publicly owned, the legal requirements associated with public ownership require us to be cautious in maintaining the confidentiality of information about the Company itself. Therefore: • All material, nonpublic information concerning the Company, including trade secrets or other proprietary, commercial or financial information is to be treated as strictly confidential. • Material nonpublic information may be disclosed within the Company only to those officers, directors and employees who have a legitimate need to know such information. • Material nonpublic information concerning the Company may be disclosed outside of the Company only in the manner and under the circumstances set forth in guidelines issued by the General Counsel. "Material" information means information which might reasonably be expected to affect an investor's decision to buy, hold or sell a company's stock. "Nonpublic" information is information which has not been generally disclosed to the public. • Disclosures of any information to the press, investment analysts or other members of the public may be made only by the Chief Executive Officer, or his designees, the President, the Chief Financial Officer, the General Counsel or the Vice President, Investor Relations. Any employee receiving a contact from the press should refer that contact to the General Counsel. Any employee receiving a contact from investment analysts or other members of the public should refer such contacts to the Chief Financial Officer, the Vice President, Investor Relations or the General Counsel. Additional guidance on the implementation of this policy is provided in Appendix A to these Guidelines and in the Company’s Privacy Policy, Data Classification Policy and Data Handling Guidelines which can be found on the Company’s Intranet. Employees should contact the General Counsel, other members of the Law Department or the Data Risk and Privacy Council with any questions. Guideline on Trading in Company Stock or Other Securities Inside Information and Restrictions on Trading Confidential or proprietary information obtained about the Company should not be used for personal gain, either of the director, officer or employee who learned the information or of others to whom the director, officer or employee may give the information. It is for that reason that the Company’s Ethics Guidelines emphasize the proper treatment of confidential information and set out guidelines for the handling and disclosure of such information. For an “insider” such as a Company director, officer or employee to trade in the Company’s stock or other securities while in possession of

6 | P a g e confidential information, or to give that information to someone else to allow them to trade is known as “insider trading.” Insider trading is unlawful and could lead to legal liability not only for any individuals involved but also for the Company. In order to protect against and reduce the risk of insider trading, except as provided in the paragraph titled “10b5-1 Plans” below, the following restrictions apply to all transactions in stock or other securities issued by the Company by directors, officers and employees of the Company (collectively, “insiders,” which term includes others living in the same household as insiders): 1. At no time may purchases or sales of Everest Group, Ltd.'s securities, or any other publicly traded security, be made if, at the time, the insider is in possession of material non-public information concerning Group or its subsidiaries or the issuer of another publicly traded security (all such information referred to in this Guideline as “MNPI”); 2. Insiders may not communicate MNPI to anyone other than as necessary to meet their duties to the Company. Such “tipping” may violate laws against insider trading, whether or not the insider is receiving any monetary or other tangible benefit. 3. Subject to the provisions above and to Additional Provisions Applicable to Restricted Persons (defined below), and unless otherwise advised to the contrary by the General Counsel or the Chief Financial Officer, trades are permitted at all times other than during the “blackout period” beginning at the close of normal trading on the last day of each calendar quarter and ending at the opening of normal trading on the second business day after the release of Everest Group, Ltd.’s quarterly or annual earnings relating to that calendar quarter; 4. Trading is allowed in the blackout period only with prior clearance from the General Counsel or Chief Financial Officer, which clearance shall be in effect until the end of the second full business day following its receipt by the individual unless rescinded in the interim. Clearance will only be given in cases where a) the insider is not in possession of MNPI and b) not allowing the insider to trade, viewed under all of the circumstances, would subject the insider to significant financial hardship; 5. The exercise of Company-granted stock options or other compensation- related awards is not covered by this Guideline, but the sale of shares of restricted stock or of stock received upon the exercise of a stock option is covered; 6. There is a total prohibition on insiders trading in options in Everest Group, Ltd.’s stock other than the exercise of compensation-related options. Options covered

7 | P a g e by this trading prohibition include “put” options and “call” options on Company- issued stock or other securities and options awarded under any Company stock incentive plan, including any expired stock incentive plan. The prohibition also covers transactions geared toward “shorting” the Company’s stock, straddles, equity swaps or other derivative securities that are directly linked to Company-issued securities; 7. From time to time the Company may make announcements of material information, other than normal quarterly and annual earnings reports, in a press release or public announcement and related filing with the Securities and Exchange Commission. In this or any other appropriate case the General Counsel may put in place temporary measures suitable to mitigate potential insider trading and to protect the interests of the Company. Such measures include but are not limited to designation of additional Restricted Persons or an additional blackout period of specified duration. Additional Provisions Applicable to Restricted Persons “Restricted Persons” are those insiders whose roles make them exceptionally likely to possess MNPI and who therefore must exercise greater diligence to comply with insider trading prohibitions. This group includes a) all members of the Board of Directors, b) the Chief Executive Officer, Chief Financial Officer, all other members of the management Executive Committee, as organized and maintained by the Chief Executive Officer, and all persons with any direct reporting relationship with those individuals, and c) any other insider designated by the General Counsel upon consultation with the Chief Financial Officer. The list of insiders designated under c) will be updated on a quarterly basis by the Chief Compliance Officer in consultation with the General Counsel and Chief Financial Officer. All Restricted Persons will be notified of their designation under this Guideline. Restricted Person status will end when the person no longer qualifies under a) or b), because of change in role or leaving the Company, or for c) when they are notified by the Chief Compliance Officer that they are no longer Restricted Persons or when they leave the Company. The prohibition on insider trading in any security, whether trading while in possession of MNPI, tipping, or any other conduct, remains in effect after any insider leaves the Company.

8 | P a g e Pre-Clearance of Trading for Certain Restricted Persons Except as provided in the paragraph titled “10b5-1 Plans” below, Restricted Persons qualifying under clauses a) and b) of the preceding paragraph who do not have possession of MNPI may trade in Company stock or other securities only if they receive prior clearance for that trade from the General Counsel or the Chief Financial Officer, or from the Chief Compliance Officer as designee of the General Counsel and Chief Financial Officer. Restricted Persons seeking clearance must provide the following information: (1) the individual's position within the Company and general job responsibilities (so that an evaluation can be made as to what Company information the person may have access to), (2) the nature of the trading activity (i.e., identify intermediary for the trade, whether buying, selling, exercising options, or other, and specify any particular trading instructions given to the intermediary) for which the person seeks approval, and 3) a certification in a form required by the Company that the Restricted Person making the trade does not possess MNPI. Decisions on clearance will depend upon the circumstances of each particular request. Clearance will be given for a transaction to occur only within a specified time period. 10b5-1 Plans Any insider (including any Restricted Person) who enters into a trading plan with an intermediary pursuant to SEC Rule 10b5-1 that is pre-cleared and approved by the General Counsel or his/her designee will not be subject to this Guideline for any transaction executed in accordance with the terms of the approved plan. As required by Rule 10b5-1, insiders may enter into a trading plan only when they are not in possession of MNPI. In addition, insiders may not enter into a trading plan during a blackout period. Transactions effected pursuant to an approved trading plan will not require pre-clearance otherwise required by this Guideline or be subject to the Company’s blackout period so long as the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. Consequences of Violating this Guideline In addition to the serious sanctions imposed by law or regulation, employee violations of this Guideline are grounds for disciplinary action, up to and including termination of employment.

9 | P a g e Stock Retention Guidelines In February 2015 the Board of Directors of Everest Group, Ltd. adopted stock ownership and retention guidelines for all senior officers with the title of Executive Vice President or above (“Senior Executives”), in order to further align the personal interests of Senior Executives with those of our shareholders. Ownership guidelines require each Senior Executive to own shares of our stock with a value equal to the following multiples of his or her base salary: Title Multiple of Base Salary Chief Executive Officer 6x Executive Vice President 3x The following types of holdings shall satisfy the ownership requirement guidelines: (i) All shares owned (however acquired); (ii) Unvested restricted shares granted under our stock incentive plans; and (iii) Performance shares that have been earned or “banked” during the performance period but not yet paid out. The individual ownership amounts are determined by dividing the applicable multiple of base salary as of the beginning of the fiscal year by the average end-of-quarter stock price over the trailing four quarters resulting in a fixed number of shares for each Senior Executive. The calculation will be performed annually to take into account any changes in base salary. Any Senior Executive who does not meet the stock ownership guidelines must hold at least 50% of the “net shares” received upon the exercise of stock options, payout of performance shares or vesting of time-based restricted shares until the ownership guidelines are met. For this purpose, “net shares” means the number of shares obtained by exercising the option or upon restricted shares vesting, less the number of shares sold to pay the exercise price of the option and any taxes or transaction costs due upon the exercise of or vesting. Because Senior Executives must hold at least 50% of the net shares received from any exercise of stock options, payout of performance shares or vesting of time-based restricted stock until they achieve the specified guidelines, there is no minimum time period required to achieve the guidelines. In addition, any Senior Executive who does not meet the stock ownership guidelines must also refrain from selling any owned shares until the guidelines are met.

10 | P a g e The guidelines may be waived for Senior Executives upon the approval of both the CEO and the Compensation Committee of the Board of Directors in very limited circumstances upon a showing of financial hardship. Each year, the Company will calculate the stock ownership level of each Senior Executive and will notify them of their status against the applicable minimum stock ownership requirement. The Company will also report to the Compensation Committee on an annual basis with respect to compliance with this Policy. Electronic and Voice Mail The Company maintains an electronic mail system (“E-Mail) and also provides Voice Mail on the telephone system used by the company. Both E-Mail and Voice Mail are provided exclusively to assist in the conduct of business on behalf of the Company. Electronic communications through E-Mail and Voice Mail are subject to all of the Company’s policies regarding communications generally. Thus, for example, Company policies regarding solicitation and harassment all apply to the use of E-Mail and Voice Mail. Employees who fail to comply with the E-Mail and Voice Mail policies as set forth herein or other Company policies are subject to disciplinary action, up to and including termination. Any communications by employees via E-Mail or Voice Mail that may constitute verbal abuse, slander or defamation or may be considered offensive, harassing, vulgar, obscene or threatening are strictly prohibited. Offensive content would include, but would not be limited to, sexual comments or images, racial slurs, gender-specific comments or any comments that would tend to offend someone on the basis of his or her age, race, sex, color, religion, national origin, handicap, disability or veteran status. The communication, dissemination or printing of any copyrighted materials in violation of copyright laws is also strictly prohibited. No Privacy Rights in Electronic Communications Because E-Mail and Voice Mail are means of communication provided by the Company for purposes of conducting Company business, employees have no privacy rights in E- Mail or Voice Mail communications. The Company retains the right to access an employee’s E-Mail or Voice Mail at any time for any reason whatsoever without notice to the employee. Such reasons include, but are not limited to, determining and/or preventing personal use of E-Mail or Voice Mail, assuring compliance with Company policies, conducting Company business and/or investigating conduct or behavior that

11 | P a g e may be illegal or adversely affect the Company, Company employees or customers. The Company may override any individual passwords and/or codes or require employees to disclose any passwords and/or codes to facilitate access by the Company to E-Mail or Voice Mail. The approval of the Chief Executive Officer, President, Chief Operating Officer, General Counsel or Chief Administrative Officer must be obtained prior to any access to E-Mail or Voice Mail communications. Since the purpose of this policy is to notify employees that they are to have no expectation of privacy regarding E-Mail or Voice Mail, an employee’s permission to access his or her own E-Mail or Voice Mail by others is not required, except where provided by local law. By using the Company’s E-Mail and Voice Mail systems, employees knowingly and voluntarily consent to their usage of the systems being monitored and acknowledge the Company’s right to conduct such monitoring. Employees should not expect that E- Mail or Voice Mail is confidential or private, and, therefore, should have no expectation of privacy whatsoever related to their usage of the systems. Special Considerations Because of the technology involved in E-Mail communications, certain special considerations apply which deserve highlighting: • Although most E-Mail communications will be internal to the Company and will be made via the Company-provided E-Mail system, external communications via E-Mail are also possible, both via the Company- sponsored system where we have enabled an outside entity to obtain access to our system or via internet-based E-Mail mechanisms. This policy applies to all E-Mail communications, regardless of whether they are internal or external to the Company and regardless of the system on which such communications are made; • Because many forms of E-Mail allow for greater ease of copying material, employees must be especially sensitive to copyright restrictions when using E-Mail; • E-Mail connections with individuals or entities outside of the Company present special security considerations. Such connections offer the possibility that individuals outside the Company could have access to Company systems; and introduce the risks (1) that confidential Company information could be obtained by individuals outside the Company and (2) that computer viruses could be introduced to the Company through such E- Mail connections; and

12 | P a g e • E-Mail messages and Voice Mail messages are considered business records of the Company, and therefore are subject to the same document retention policies as are paper records. For additional information and guidance on records managements, employees should consult the Record Management Policy on the Company intranet and contact the Law Department with any questions. Use of the Internet The collection of publicly available databases, data exchanges and means of communication generally known as the Internet and the World Wide Web (collectively, “the Internet”) contains sources of information which are relevant and useful to the conduct of the Company’s business. Accordingly, all individuals within the Company have been provided, at Company expense, with the means to access the Internet. Employee use of the Internet is limited to the conduct of Company business and at all times those employees are subject to all of the Ethics Guidelines and policies applicable to the conduct of Company business. In addition, because access to the Internet is provided to employees for Company business purposes, Internet access is prohibited for: • Personal use; • Viewing or transferring of obscene, pornographic, abusive, slanderous, defamatory, harassing, vulgar, threatening and/or offensive material; • Viewing or transferring frivolous material or any material not appropriate for business purposes; • Unauthorized viewing or transferring of material that is confidential or proprietary to the Company; • Unauthorized posting of any material on the Internet; or • Communicating, disseminating, downloading or printing of any copyrighted materials in violation of copyright laws. Because use of the Internet is a specialized form of electronic communication, the Company’s policy on E-Mail applies in full to use of the Internet. Therefore, employees are specifically advised that they should have no expectation of privacy in Internet- based communications or activities, and that the Company retains the right to access any Internet materials or communications at any time for any reason whatsoever, with or without prior notice to the employee. In addition, all material obtained from the Internet is the sole property of the Company and does not belong to employees.

13 | P a g e All employees given access to the Internet will be required to sign an Employee Internet Usage Agreement which incorporates and elaborates upon this policy. Conflicts of Interest Directors, officers and Company personnel should avoid actual or apparent conflicts of interest, which arise when personal interests outside of the Company could be placed ahead of your obligations to the Company and its customers. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to or guarantees of obligations of such persons are of special concern. It is important to recognize that the appearance of a conflict of interest may be just as damaging to a company’s reputation as a real conflict, even when no wrong is done. The opportunity to act improperly may be enough to create the appearance of a conflict. We value the privacy of our directors, officers and employees, and their right to conduct their personal lives without interference. However, the Company must require full and timely disclosure of any situation that may result in a conflict of interest or the appearance of a conflict. It is important to note that the decision as to whether there is a conflict, or the appearance of one, will be determined by the Company, not by the individual(s) involved. To reinforce the Company’s commitment to avoid conflicts of interest or their appearance, the following rules have been adopted: • Company officers or employees may not serve as an outside director, officer, employee, partner or trustee - - nor hold any other position in any outside business enterprise -- without prior approval from the Company. • Involvement in any outside business activity is unacceptable when it interferes with a director, officer or employee’s ability to perform the duties of his or her job. The requirement for prior approval of outside business activities applies to officers or employees considering service as an expert witness, mediator or arbitrator in connection with any disputes, including insurance or reinsurance related. No prior approval is needed, however, if the enterprise is a business owned principally by other members of an officer or employee’s family, if it is not doing business with the Company, if it is not engaged in business similar to any business engaged in by the

14 | P a g e Company, and if the services required of the officer or employee will not interfere with his or her duties to the Company. In addition, most non-management employees do not need prior approval to accept outside employment, if permitted under applicable administrative policies. However, employees may not circulate catalogs, solicit sales, or otherwise promote their business on Company time or Company premises. Corporate Opportunity Employees, officers and directors are prohibited from (a) taking for themselves personally, opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company by using any information obtained as a result of his or her position as an employee, officer or director. Employees, officers and directors owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises. Protection and Proper Use of Company Assets All employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes. Trade secrets and proprietary, commercial or financial information, whose disclosure might cause competitive harm, must be considered Company assets. Annual Questionnaires Each year, officers and employees, designated by the Compliance Officer, who are in areas that are considered particularly sensitive, will be required to complete an ethics guideline questionnaire which discloses any outside interests and potential conflicts with their position with the Company. Those individuals will also be required to complete a form certifying that they have read the Company Ethics Guidelines and that they understand their compliance responsibilities. The compliance responsibilities of all officers and employees include the reporting to the General Counsel or the Compliance Officer of any possible violation of the Company’s Ethics Guidelines and Compliance Policies. Officers and employees who fail to comply with these guidelines and the Compliance Policies are subject to disciplinary action, up to and including

15 | P a g e termination. Company personnel are encouraged to consult these Guidelines or the Law Department to assure that they understand their responsibilities and are in compliance with the requirements set forth in the Ethics Guidelines. There will be no retaliation against any person who in good faith reports any violation or suspected violation of the Guidelines by any third party. Financial Transactions Company officers or employees may not act on behalf of the Company in connection with any transaction in which they have a personal interest. Officers and employees may not, without prior approval, have a substantial interest in any outside business that, to their knowledge, is involved currently in a business transaction with the Company or is engaged in businesses similar to any business engaged in by the Company. A substantial interest includes: • any investment in an outside business involving an amount greater than 10 percent of an employee’s gross assets. • any investment involving an ownership interest greater than 2 percent of the outstanding equity interests. No approval is needed for bank deposits and investments in mutual funds, partnerships, and similar enterprises that are publicly owned and engaged primarily in the business of investing in securities, real estate, or other investment assets. Officers and employees may not, without prior approval, borrow an amount greater than 10 percent of their gross assets on an unsecured basis from any bank, financial institution, or other business that, to their knowledge, currently does business with the Company or with which the Company has an outstanding investment relationship. This rule does not apply to residential mortgage loans (including bridge loans in anticipation of a residential mortgage loan), margin accounts, and other adequately secured loans. Procedures for Disclosure and Approvals Any Company personnel involved in a conflict or potential conflict situation should advise the management of their unit, or the General Counsel, as soon as the situation arises. Employees should immediately report violations or suspected violations of laws,

16 | P a g e rules, regulations or the Code of Ethics by any director, officer or employee to their supervisor, the General Counsel, the Company’s Compliance Officer or to the Company’s Audit Committee Chairwoman. There will be no retaliation against any person who in good faith makes such a report of a violation or suspected violation by any third party. Employees in sensitive areas, designated by the Compliance Officer, will be surveyed annually with respect to disclosure of conflicts or potential conflicts. Disclosures with respect to financial holdings or transactions involving Company Directors will be in a form to be determined by the General Counsel and the Compliance Officer. All approvals under these Guidelines must be in writing; employees seeking required approvals should speak to the management of their unit or to the General Counsel. Gifts Directors, officers and Company personnel should not accept or provide any gifts or favors that might influence the decisions which Company personnel or the recipients of gifts make in business transactions involving the Company, or that others might reasonably believe would influence those decisions. Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence business decisions. Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible. However, no gifts, including entertainment, may be given to federal, state or foreign regulators or legislators without prior approval by the Law Department. The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company officer or employee, family member of an officer or employee or agents unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any laws or regulations. Discuss with your supervisor any gifts or proposed gifts, which you are not certain are appropriate. Where there is any local law that affects the conduct of a particular business and the acceptance of gifts of nominal value, that law must be followed.

17 | P a g e Political Contributions The Company does not contribute financial or other support to political parties or candidates for public office except where permitted by law and approved in advance by the Board of Directors or the Chief Executive Officer. Company officers and personnel may, of course, make political contributions, but only on their own behalf. They will not be reimbursed by the Company for such contributions. Company officers and personnel are also free to seek and hold an elective or appointive public office, provided that they do not do so as a representative of the Company. However, Company officers and personnel will be expected to conduct campaign activities and perform the duties of the office in a manner that does not interfere with his or her responsibilities to the Company. Complaint Procedures Accounting Complaints – Access to Audit Committee of Board of Directors Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws, rules, and regulations, accounting standards, accounting controls and auditing practices. The Company’s Audit Committee will oversee treatment of employee concerns in this area. In order to facilitate the reporting of employee complaints, the Company’s Audit Committee has established the following procedures for: (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”); and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Receipt of Employee Complaints Employees with concerns regarding Accounting Matters may report their concerns to the Chief Audit Officer of the Company or alternatively, directly to the Chairwoman of the Audit Committee of the Board of Directors.

18 | P a g e Employees may forward complaints (anonymously, confidentially or otherwise) to the Chief Audit Officer through the hotline, an e-mail or regular mail. That contact is: Petra Blignaut Vice President and Chief Audit Officer Warren Corporate Center 100 Everest Way Warren, NJ 07059 Hotline – (800) 456-2902 E-Mail – EAACDept@everestglobal.com Employees who do not believe it appropriate or who are not comfortable reporting through this channel may forward complaints (anonymously, confidentially or otherwise) directly to the Chairwoman of the Audit Committee of the Board of Directors via phone, e-mail or regular mail. Her contact information is: Meryl D. Hartzband c/o Everest Group, Ltd. Warren Corporate Center 100 Everest Way Warren, NJ 07059 Phone - (646) 732-3133 E-Mail - MHart19@everestglobal.com Scope of Matters Covered by These Procedures These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including without limitation, the following: • Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

19 | P a g e • Fraud or deliberate error in the recording and maintaining of financial records of the Company; • Deficiencies in or noncompliance with the Company’s internal accounting controls; • Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or • Deviation from full, fair, accurate and timely reporting of the Company’s financial condition. Treatment of Complaints Upon receipt of a complaint, the Chief Audit Officer will: (i) determine whether the complaint actually pertains to Accounting Matters; and (ii) when possible, acknowledge receipt of the complaint to the sender. Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the Chief Audit Officer. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002. Reporting and Retention of Complaints and Investigations The Chief Audit Officer of the Company will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and the log will be maintained in accordance with the Company’s document retention policy.

20 | P a g e Amendment, Modification and Waiver These Guidelines may be amended, modified or waived by the Board of Directors and waivers may also be granted by the Nominating & Governance Committee as may be appropriate under the circumstances, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules adopted thereunder and under the applicable rules of the New York Stock Exchange. The Company’s Chief Compliance Officer is authorized to make whatever non-substantial modifications may be appropriate to clarify or explain any portion of these Guidelines or to otherwise provide that they remain in compliance with all applicable laws, rules and regulations.

21 | P a g e Index of Significant Compliance Policies and Procedures Index - Purpose and Use This index is intended to supplement the Company’s Ethics Guidelines by identifying compliance policies adopted by the Company, which may not be specifically addressed in the Ethics Guidelines. For each of these policies, the Index identifies laws that could pose significant risk to the Company if an officer or employee violated the law while acting in the scope of his or her employment and indicates where officers and employees can find additional information and guidance regarding compliance with these laws. While the general principles embodied in these policies apply to all officers and employees, the specific legal requirements referred to are based on federal and/or state laws in the United States. Officers and employees in offices outside of the United States should contact the Law Department if questions arise concerning specific laws in other countries. Americans With Disabilities Act (ADA) Summary: The Company is committed to enforcing compliance with the ADA, which bars employment discrimination on the basis of physical or mental disability, against an otherwise qualified disabled person who can perform the essential functions of the job, with a reasonable accommodation if necessary. For More Information See: Human Resources, Law Department Copyright Summary: Unauthorized use of copyrighted software, documents, videotapes and other forms of creative expression is against Company policy and may subject the individual and the Company to civil and/or criminal liability. "Unauthorized use" refers to use, not otherwise permitted by law, without license or appropriate permission from the copyright holder. Derivations as well as duplication of copyrighted material can be a form of unauthorized use. Publications such as magazines and journals to which the Company subscribes usually are copyrighted and employees should take particular care to avoid unauthorized use of them.

22 | P a g e The Company purchases, subscribes to, or otherwise acquires many copyrighted materials with the permission or agreement of the copyright holder. Sometimes permission is granted by means of a license that describes the extent of authorized use. Copyrighted computer software often is licensed in this manner. When the Company contracts for computer software for mainframes or personal computers, it does not usually acquire ownership itself. Ownership remains with the developer. The Company enters into a licensing agreement that provides the right to use the software in accordance with certain conditions. Any use of such software, other than use permitted in the license, may subject the Company and/or the individual to civil liability, criminal liability or both. For More Information See: Law Department Corporate Clawback Policy With respect to current or former employees including executive officers, where the Company has determined that an employee or executive officer engaged in material willful misconduct in respect of his/her obligations, including but not limited to fraudulent misconduct, while an employee or during the period in which he/she was otherwise entitled to receive payments following a termination of employment, then: a. the individual shall be required to repay to the Company any incentive compensation (including vested and unvested equity awards) paid or granted to the individual during the period in which he/she engaged in such misconduct, as determined by a majority of the Board of Directors; and b. upon such determination, if the individual has begun to receive payments or benefits pursuant to a severance agreement or similar arrangement then such payments and benefits shall immediately terminate, and the individual shall be required to repay to the Company the payments and the value of the benefits previously provided to him/her thereunder. c. For purposes of this Policy “executive officer” has the meaning given to that term in Rule 3b-7 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, this policy is intended to supplement all other laws and regulations that may be applicable to the Company in the context of clawback. For More Information See: Law Department

23 | P a g e Equal Employment Opportunity Employer Summary: The Company is an Equal Employment Opportunity employer. We are committed to hiring practices that provide fair and equal treatment for all applicants, and Company personnel programs are administered without prejudice or partiality. The Company recruits, hires, trains, promotes and compensates individuals without regard to race, color, religion or creed, age, sex, marital status, national origin, ancestry, civil union status, domestic partnership status, affectional or sexual orientation, genetic information, pregnancy, gender identity or expression, disability, liability for service in the Armed Forces of the United States, status as a disabled veteran, or physical or mental handicap. It is the responsibility of each manager and supervisor to be aware of the proper employment practices necessary to ensure equal employment consideration for all applicants and employees. For More Information See: Human Resources, Law Department Family & Medical Leave Act of 1993 (FMLA) Summary: All full- time and part- time employees in the United States who were employed for at least 12 months and performed at least 1,000 hours of service during the past 12-month period, are eligible to take unpaid FMLA leave. FMLA leave may be taken under the following conditions: • Birth, adoption, or foster placement of a child; • Serious health condition of a child, spouse or parent; or • their own serious health condition. An eligible employee is entitled to take up to 12 weeks of unpaid FMLA leave in each calendar year for the above conditions. Company policy allows an employee to apply for an unpaid leave of absence of up to 6 months in the case of the birth, adoption or foster care placement of a child. Any period during which an employee receives disability benefits under the Company’s Disability Plan as a result of the employee’s own serious health condition that satisfies FMLA leave requirement will count against the employee’s FMLA entitlement. The Company will enforce compliance with the FMLA, which is a federal law, as well as the requirements of the various state laws addressing family and medical leave. Managers and supervisors should be aware that these requirements exist and take care

24 | P a g e that employees seeking information on leaves of absence be directed to Human Resources for the appropriate advice and information. For More Information See: Law Department, Human Resource International Boycott Summary: Federal regulations prohibit U.S. companies, their foreign branches, subsidiaries and affiliates from complying with certain requirements of non-U.S. sanctioned boycotts. Prohibited activities include refraining from doing business with certain countries or employees or companies of those countries as a condition of doing business with another country. Providing certain information that promotes or perpetuates illegal boycott activity also is prohibited. It is the Company's policy not to participate in, cooperate with or, in any way, support any non-U.S. sanctioned international boycott. If you learn that you have unknowingly agreed to participate in a non-U.S. sanctioned boycott or supported one in any way, or are requested to participate or cooperate in one, you are required to immediately report that fact to the General Counsel. Furthermore, if you have any concerns that any employee, officer or director of the Company is engaged in any activity that may violate Federal or State regulation or law, you may contact the General Counsel. For More Information See: Law Department Money Laundering I. Anti-Money Laundering and OFAC Compliance Procedures Under a variety of U.S. and other international laws including the Bank Secrecy Act, the Foreign Corrupt Practices Act, and other laws that address money laundering, the Company and its officers are prohibited from knowingly laundering money and are required to report suspicious activities indicating an attempt to launder money. Additionally, the Company is prohibited from doing business with certain specifically designated persons, entities and countries. This memorandum describes the policies, procedures and controls which have been adopted to combat money laundering and to ensure that we are not transacting business with prohibited persons, entities and countries. The General Counsel of Everest Group, Ltd. has been appointed compliance officer of the various insurance companies to oversee these procedures, which employees are required to read and follow. Additional training will be provided to employees whose job functions affect

25 | P a g e the ability of the Company to comply with these procedures. Any questions regarding these procedures should be directed to the Compliance Officer. These procedures have two objectives: First, they are designed to detect and prevent money laundering. In order to prevent money laundering, financial institutions are required to “know their customer” and must verify the owners and beneficiaries of certain kinds of accounts. Second, these procedures are designed to prevent the Company from transacting business with any person, entity or country with whom the Company is prevented from doing business. From time to time, the U.S. Department of Treasury will designate the names of the prohibited persons, entities and countries. A. What is Money Laundering? Generally, money laundering is a financial transaction designed to conceal the illegal origin of funds in order to create the impression that the funds were derived from a legitimate source. The Company is prohibited from knowingly engaging in money laundering transactions or intentionally ignoring signs that money laundering may be occurring. In order to prevent money laundering, all employees should ask questions whenever they detect suspicious activities, must maintain records of transactions that take place and report all suspicious activities to the Compliance Officer. B. Policies, Procedures & Controls for All Everest Companies 1. Know the identity of the Company’s customers. A customer is anyone we do business with including, but not limited to, insurance companies, retrocessionaires, insureds, banks, vendors, program administrators, intermediaries, agents and claim service providers. The identity of our new customers can be confirmed from many sources: prior experience with the customer, A.M. Best Reports, referrals from reputable brokers, audited financial reports, and due diligence conducted by Company employees. 2. The Company will take reasonable steps, appropriate to the circumstances, to ascertain the identity of the nominal and beneficial owners of the Company’s customers and, when appropriate, the source of funds deposited with the Company. The level of inquiry will vary based on the amount of information available about the customer and the Company’s past experience with the customer. For example, reinsuring a publicly traded company would not require any additional inquiry regarding the ownership or control of the company. However, reinsuring a Cayman Islands company for which there is very little public information may require additional inquiry and due diligence regarding its ownership and control.

26 | P a g e 3. The Company will not transfer money to any unknown person or entity. 4. Any employee who discovers unusual or suspicious activities which may be related to money laundering shall immediately report the activities to the Compliance Officer. 5. When there is reasonable suspicion that a transaction or series of transactions are designed to launder money, such transactions shall be reported by the Compliance Officer through a suspicious activity report (“SAR”) or Currency Transaction Report (“CTR”) as permitted or required by law to the U.S. Department of Treasury and to any other relevant regulators or law enforcement authorities. In such cases, the Company is prohibited from notifying the customer that an SAR is being filed. 6. Whenever possible, the Company will adjust its computer systems to prevent the inadvertent transfer of assets to any persons with whom the Company is prohibited from doing business. 7. The Company will only use correspondent accounts that are recommended by banks with which the Company transacts business. The Company will not receive payments from unknown correspondent accounts and will not transact business with unknown shell banks. 8. It is expected that all employees will read this policy and comply with its terms. 9. Except as noted below with respect to Everest Security Insurance Company, cash payments will not be accepted from any source. Except where specifically provided by law, the Company’s obligation to maintain the privacy of the customers’ non- public, private information continues, notwithstanding these procedures. C. Comptrollers Department The procedures currently used by the Comptrollers Department are designed to minimize the risk of the Company being used by third parties to launder money. These procedures may be changed over time due to changes in technology and company experience. (1) Receipts For all payments received (whether by wire, checks in-house, or checks received at our bank lockbox account), Treasury will review all items to ensure that the funds

27 | P a g e properly belong to the Company. Any funds that are not recognizable as properly owed to the Company are investigated by Treasury. If the funds do not rightfully belong to the Company, the bank is contacted for more information. If the bank cannot identify the payor, the bank should reclaim the funds. Most payments from operations are premium related. At month end, we get a report from the Insurance System that shows each cash item that was received (both checks and wires). As part of our bank reconciliation process, Treasury reviews and matches each receipt to our bank statement. This review will help ensure that the Company has not transacted business with any parties with whom the Company is prohibited from doing business. (2) Disbursements The Treasury and Expense departments are responsible for disbursements that originate out of the Westgate office. All wire transfers are initiated in the Treasury department and are authorized for release by designated staff in the General Accounting department. It is the responsibility of the Treasury department to ensure that all wire transfer requests are going to a legitimate party, are made in accordance with the Company expense manual, and are properly authorized. Most insurance related disbursements come from transmittals produced by the Insurance System. These go through edits in the system, to ensure that someone who is properly authorized to do so is making the payment. Any disbursement request that is not in accordance with the Company’s expense manual is referred to the Director of Treasury. If at that point, a clear determination cannot be made, the request is sent back to the requesting party for further clarification. In addition, payment requests initiated by the Claims department are first reviewed by the Reinsurance Accounting department to confirm that the payee is a customer. Treasury receives a monthly report from the Insurance System that it compares with the bank statement to make sure that all disbursements are valid, are recorded correctly in the Insurance System, and are paid correctly by the bank. The Expense department prepares all payments disbursed by check. All requests are reviewed to make sure they are in accordance with the Company Expense Manual. Claim payment requests are based on transmittals that are received from the Insurance System, which have gone through the appropriate payment edits in the system and have cleared the balance status check review done by Reinsurance Accounting. Non- insurance disbursements are scrutinized more closely since these requests are based on vouchers. Each voucher is certified for accuracy in accordance with company policy and must be approved by an authorized employee. Once disbursements have been entered into the People Soft accounts payable system, an “approve to pay” report is run. This report shows all checks waiting to be produced. Before checks are prepared, another person in the Expense department reviews and checks the run. Payments can be reviewed to see if any names are those of blocked countries and entities that Everest is prohibited from doing business with. Once approved, the checks are printed and signed in one step.

28 | P a g e D. Reinsurance Underwriting & Reinsurance Claims Reinsurance underwriting enables the Company to obtain information about its customers in order to “know your customer” and confirm that the Company is not doing business with prohibited persons. The sources of information include prior experience with the customer, A.M. Best Reports, referrals from brokers and the underwriter’s own due diligence with respect to potential customers. The Company will not reinsure entities with which it is not familiar or where the identity cannot be identified through reputable sources. The Company’s International Insurance Operations may need to conduct enhanced due diligence to determine who owns or controls unfamiliar customers. This will be handled on a case-by-case basis pursuant to the underwriter’s discretion. For example, if the Company is considering whether it will reinsure a Cayman Islands captive insurance company for which there is limited public information, the Company will ascertain the identity of the owners of the captive insurer before entering into an agreement. Additionally, the applicable reinsurance underwriting department is responsible for placing the names of all cedents into Xuber. The reinsurance claims department cannot pay a claim to any entity that is not entered into Xuber. This procedure will prevent unauthorized payments to entities that have not been reviewed and approved by the underwriter. The ability to enter names into Xuber or to change names already entered into Xuber will be limited to those people that have a business need to generate this information. E. Direct Insurance Operations The Company also has separate procedures for detecting and reporting insurance fraud. The Company’s anti-fraud procedures enable the Company to detect whether anyone is seeking to launder money by submitting fraudulent insurance claims, fraudulent applications for insurance or fraudulent information in connection with premium rates. The Premium Audit Department of the direct insurance operations will compare any premium refunds due (as determined from audits) to the amount of premium earned. If a premium refund is unusually large, the auditor will contact the insured for an explanation why the refund is so large. The auditor will consult with the Compliance Officer on a case-by-case basis as necessary. Employees servicing the Company’s direct insurance operations should monitor any unusual policy cancellation activity which might signal money laundering activities.

29 | P a g e (e.g., policy is cancelled shortly after the annual premium is paid in full and the insured seeks an immediate refund). Generally, the Company does not receive cash from its customers. However, in some instances Everest Security Insurance Company receives cash in small dollar amounts (usually less than $300). If ESIC or any other Company receives cash from an insured in excess of $5,000 in one payment or in a series of payments over any 12-month period, the Compliance Officer shall be notified immediately. Everest National will notify its Program Administrators and Claims Administrators that the Company has adopted these procedures and advise them of their obligations to comply with them in accordance with the USA Patriot Act. II. Procedures for Preventing Transactions with Blocked Persons A. OFAC Overview U.S. insurers and reinsurers are prohibited from transacting business with persons, organizations and countries subject to sanctions administered by U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”). A basic safeguard is to know the identity of our customers and policy beneficiaries. The sources of information can include prior experience with customer, referrals from brokers and agents, and our own due diligence during the underwriting process. International transactions should be subject to greater scrutiny. OFAC administers and enforces the United States’ sanctions policy. All U.S. citizens and permanent residents, wherever located, U.S.-incorporated entities and their overseas branches, and entities and persons located in the United States are under OFAC jurisdiction and subject to its restrictions. For certain sanctions programs (e.g. Cuba and Iran), entities owned or controlled by U.S. Persons, such as foreign subsidiaries of U.S. companies, are also considered U.S. Persons and are subject to OFAC sanctions restrictions. OFAC maintains country-based sanctions, list-based sanctions, and sectoral sanctions programs. 1. Country-based sanctions are comprehensive, economic and trade sanctions targeting certain countries/regions and their governments (e.g., Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine). 2. List-based sanctions target individuals, entities, aircraft, and vessels

30 | P a g e that have been designated by OFAC as Specially Designated Nationals and Blocked Persons (“SDNs”) under various sanctions programs targeting terrorists, narcotics traffickers, nuclear proliferators, and various regimes, as well as parties with ties to the OFAC-sanctioned countries. 3. Sectoral sanctions target certain economic activities and transactions involving Russia and Venezuela. The Russian Sectoral Sanctions apply to transactions related to certain sectors of the Russian economy, including the financial services, energy, mining, and defense sectors. The Venezuela Sectoral Sanctions target certain debt, equity and related transactions involving the Government of Venezuela and its affiliates. U.S. Persons are prohibited from engaging in virtually all transactions involving comprehensively sanctioned countries/regions, entities, and individuals in those countries, and parties on the SDN List, unless licensed or otherwise authorized by OFAC. Under sectoral sanctions, U.S. Persons are only prohibited from engaging in the specific conduct and transactions targeted by such sanctions. The penalties for violating OFAC sanctions range from fines to criminal prosecution. U.S. underwriters, brokers, agents, primary insurers, and reinsurers and U.S. citizen employees of foreign firms in the insurance industry are prohibited by sanctions laws from engaging in or facilitating transactions not licensed by OFAC that in any way involve: • Individuals, entities, or vessels appearing on OFAC’s Specially Designated Nationals (“SDNs”) Blocked Persons list. This list includes individuals and entities designated under various sanctions programs targeting terrorists, narcotics traffickers, nuclear proliferators, and located various regimes, including but not limited to certain Balkan nations, Belarus, Burundi, Central African Republic, Democratic Republic of Congo, Cuba, Iran, Iraq, Lebanon, Libya, North Korea, Somalia, South Sudan, Sudan, Syria, Ukraine/Russia/Crimea, Venezuela, Yemen and Zimbabwe; • Crimea (broad ban on all transactions with individuals or entities in the Crimea region of the Ukraine); • Cuba (broad ban on transactions including those with Cuban nationals wherever located, except those legally and permanently residing outside of Cuba; governmental entities; companies located in Cuba; companies organized under Cuban law or in which a Cuban individual or entity has an interest wherever located (except if owned by Cuban nationals legally and permanently residing outside of Cuba); and individuals and companies regardless of citizenship residing in Cuba (except if authorized to establish physical or business presence under applicable regulations). Note that none

31 | P a g e of the exceptions set forth in this paragraph would apply to prohibited officials of the Government of Cuba or members of the Cuban Communist Party, as such terms are defined in applicable sanctions regulations; • Iran (broad ban on transactions with the Government of Iran and individuals or entities in Iran); • North Korea (broad ban on insuring North Korean flagged vessels and on transactions with the Government of North Korea and any individuals or entities in North Korea); • Russia (ban on transactions with designated entities on the Sectoral Sanctions Identification List (“SSI List”) operating in the financial services, energy, mining, and defense sectors of the Russian economy); • Syria (broad ban on transactions with the Government of Syria and any individuals or entities in Syria); • Venezuela (ban on certain debt, equity and related transactions involving the Government of Venezuela and its affiliates). Any entity owned 50% or more in the aggregate by one or more SDNs (directly or indirectly) is considered to be an SDN, even if not explicitly listed on OFAC’s SDN list. In certain OFAC sanctions programs (e.g., Cuba and Sudan), there is a broader category of entities whose property and interests in property are blocked based on, for example, ownership or “control.” The OFAC sanctions lists are updated constantly. The current lists can be found at: https://www.treasury.gov/resource-center/sanctions/SDN- List/Pages/consolidated.aspx . Additionally, the US Department of Treasury’s website allows you to register for notification by e-mail whenever the list is updated. Register for this service at: http://www.treasury.gov/resource-center/sanctions/OFAC-Enforcement/Pages/OFAC- Recent-Actions.aspx. Please contact the Law Department with any questions. B. Procedures & Controls for all Everest Companies 1. The Compliance Officer will monitor the OFAC website and advise when new countries are added to the Blocked Countries list. In addition, the Company maintains electronic procedures for the daily monitoring of certain claims, claims payments, underwriting submissions and other disbursements. Under these procedures, names and other identifying information of individuals and entities are electronically cross-referenced against the SDN list provided by

32 | P a g e OFAC. If a potential match is indicated, the potential match is manually reviewed by Everest personnel and further investigation is performed as warranted. 2. Underwriting insurance and reinsurance: The underwriting process enables the Company to acquire information about its customers. Underwriters should be aware of the restrictions prescribed by OFAC and present any questions to the Compliance Officer. Furthermore, any brokers who submit risks to the Company should be made aware of these procedures. 3. All property, including insurance contracts, in which there is a direct or indirect interest of any blocked person, blocked entity, or blocked country is considered “frozen.” Premium payments, policy loan interest payments, and repayments of policy loans related to blocked insurance contracts must be credited to an interest-bearing blocked account established on the books of a U.S. financial institution. Proceeds due under blocked policies may not be set-off against past due policy receivables or other claims and must also be paid into an interest-bearing blocked account. Rights in blocked policies may not be transferred without authorization from OFAC – changing a beneficiary or assigning or pledging an insured’s interest under a blocked policy would be considered illegal transfers involving blocked property under OFAC jurisdiction. 4. Underwriters in the international reinsurance market face greater compliance challenges as they enter into complex arrangements which may place them contractual layers away from primary insurance contracts. Again, good communication is critical. Make sure that ceding insurers and their brokers understand the Company’s responsibilities with respect to U.S. sanctions law. International underwriters should also be knowledgeable about other applicable foreign sanctions programs such as those administered by the Monetary Authority of Singapore (MAS), the HM Treasury in the United Kingdom, or the European Union. Any questions regarding these sanctions’ programs should be referred to the Law Department. When approached with a facultative reinsurance placement, which would cover a specific risk under an individual policy, scrutinize slips and proposals as you would a primary insurance placement and decline business inconsistent with U.S. sanction law. Even greater caution should be exercised before entering into a reinsurance treaty, under which the Company agrees to automatically cover a predetermined portion of all risks written by the ceding insurer that would satisfy a treaty’s broad terms. If such

33 | P a g e treaties do not include appropriate geographical limit clauses and other exclusions that would isolate the reinsurer from obligations that would violate U.S. sanctions law, in the absence of an OFAC license, the Company could be subject to penalties. 5. As an added protection, EGS Systems automatically runs an SDN search comparing the SDNs to information in PeopleSoft AP prior to any check issuance. Any matches shall be reported to the Compliance Officer for further analysis. 6. Direct Insurance Operations: Since the vast majority of Everest’s Direct Insurance Operations do not currently insure risks located outside of the United States, it is unlikely that Everest would issue an insurance policy to a prohibited person. When underwriters are approached with a risk that may potentially violate the U.S. sanction law, consult with the Law Department and assess whether the business is inconsistent with U.S. sanction law and must be declined. Where appropriate, insurance policies should contain appropriate exclusions barring coverage for risks and claims that would violate sanctions laws and isolate the insurer from obligations that would subject it to a sanctions law violation. As an added protection, and based upon the Company’s risk assessment, certain direct insurance claims payments, as well and potential insureds, are screened against the SDN list. In addition, the Company has in place protocols for the periodic review of third-party program administrator and third-party claims administrator’s OFAC policies and procedures. Any matches shall be reported to the appropriate compliance personnel or law Department for further analysis. (revised May 2011) For More Information See: Law Department Privacy Policy: Treatment of Individuals' Personal Information In the course of the Company’s business, we obtain non-public financial, medical and health information concerning individuals that may be our employees or our customers, potential customers, and claimants under insurance policies that we issue or reinsure. We have an obligation to respect the privacy of such individuals by limiting the disclosure of that information to third parties. Unauthorized or improper disclosure could result in liability on the part of the Company. In addition, various jurisdictions have enacted laws addressing the privacy of non- public, personally identifiable financial and health information concerning individuals.

34 | P a g e The following standards govern the use and disclosure of non-public personally identifiable financial, medical and health information concerning individuals (hereinafter “Individual Information). “Personally, identifiable means information that can be attributed to, or identified, with an individual (not an entity): • Individual Information requested and used should be related to the Company’s business needs. Such information that is obtained should be revealed and discussed only within the scope of Company business and only as is appropriate or required to conduct such business. • Access to and disclosure of Individual Information should be limited to those with a legitimate business need. The Company does not permit or engage in the business of sharing or selling Individual Information (or information derived from Individual Information) among affiliates or to third parties for marketing purposes (e.g., customer or marketing lists). • Individual Information used as a basis for making business decisions should include only data believed to be relevant and accurate. In the course of conducting business, the Company contracts with and needs to interact with various outside parties, including, without limitation, insureds, brokers, cedants, agents, reinsurers, attorneys, vendors, regulators, and law enforcement personnel. Accordingly, on occasion, the Company’s business requires the sharing and disclosure of Individual Information. Below are common categories of disclosures which are permitted when in compliance with the above standards: • The disclosure is appropriate or required to underwrite insurance for the benefit of the individual. • The disclosure is appropriate or required to administer, manage, adjust or service benefits or claims relating to the insurance or reinsurance transaction of which the Individual Information becomes a part. • The disclosure is appropriate or required to underwrite reinsurance or obtain, administer or comply with reinsurance or retrocessional contractual obligations. • The disclosure is appropriate or required to prevent fraud or material misrepresentation, to process premium payments, or to process claims payments. • The disclosure is to persons acting in a fiduciary or representative capacity on behalf of the individual. • The disclosure is to provide information to insurance rate advisory

35 | P a g e organizations, guaranty funds or agencies, rating agencies, or our attorneys, accountants and auditors. • The disclosure is for purposes related to the replacement of a workers’ compensation insurance program. • The disclosure is to a state or governmental insurance authority or law enforcement agency. • The disclosure is to comply with federal, state or local laws or rules and other legal requirements. • The disclosure is to comply with a properly authorized civil, criminal or regulatory investigation, or a subpoena or summons. • The disclosure is to respond to judicial process or governmental regulatory authorities having jurisdiction over the Company for examination, compliance or other purposes authorized by law. • The disclosure is made with the consent or at the request of the individual. The above list is not intended to be exclusive. If, any officer or employee has questions concerning whether a disclosure of Individual Information is permissible, he or she should contact the General Counsel, other members of the Law Department or the Data Risk and Privacy Council. Additional guidance and information about the Company’s Privacy Policy, Data Classification Policy and Data Handling Guidelines which can be found on the Company’s Intranet. Appropriate safeguards to respect the privacy of and to ensure the confidentiality of Individual Information should be implemented by each applicable unit. The safeguards should generally be common sense steps and the guidance on implementing the policy on confidential information contained in Appendix A of the Company’s Ethics Guidelines may be consulted for guidance. Non-Discrimination and Anti-Harassment Policy Everest Group, Ltd. (and all its affiliated companies) (“Everest” or the “Company”) is committed to equal employment opportunity and to compliance with state and federal antidiscrimination laws. As a result, the Company maintains a strict policy prohibiting unlawful discrimination or harassment by or against employees based on any legally- recognized status (called “Protected Classes”), including but not limited to: race (including traits historically associated with race such as hair texture and protective hairstyles), color, religion or creed, age, marital status, national origin or ancestry, citizenship, civil union status, domestic partnership status, affectional or sexual

36 | P a g e orientation, genetic information (including testing and characteristics), medical condition, pregnancy (including lactation. childbirth or related medical conditions), family/medical care leave, sex, gender, gender identity or expression, physical or mental disability, military or veteran status, liability for service in the armed services of the United States, or status as a victim or close family member of a victim of an incident of domestic violence or a sexually violent offense. A standard of professional and courteous conduct and communication is required at all times. The Company will take all reasonable steps to prevent unlawful discrimination, harassment and retaliation by any supervisor, manager, co-worker and/or including any person who is not an employee of the Company that comes into contact with an employee, such as customers, vendors, clients, visitors or temporary workers. Sexual Harassment Defined Sexual harassment includes any harassment based on someone’s sex, gender or sexual orientation, as well as any unwelcome sexual advances or requests for sexual favors or any other visual, verbal or physical conduct of a sexual nature, when any of the following is true:  when an individual is forced to submit to such harassment as a term or condition of employment; or  submission to, or rejection of, such conduct is used as a basis for employment decisions affecting the individual; or  if the conduct interferes with a person’s work performance or creates an intimidating, hostile or offensive working environment. Everest will not tolerate any form of sexual harassment, regardless of whether it is:  Verbal (for example, epithets, derogatory statements, slurs, sexually related comments or jokes, unwelcome sexual advances or requests for sexual favors).  Physical (for example, assault or inappropriate physical contact such as touching, patting, fondling, pinching).  Visual (for example, making sexual gestures, displaying physical or computer image of sexually suggestive posters, pictures, cartoons or drawings, sending inappropriate adult-themed gifts, or leering).  Online (for example, derogatory statements or sexually suggestive postings in any social media platform including, Facebook, Twitter, Instagram, Snapchat,

37 | P a g e etc.). As a reminder, all employees remain subject to the Everest Social Media Guidelines. Sexual harassment can occur regardless of the gender of the person committing it or the person who is exposed to it. This list is illustrative only, and not exhaustive. No form of sexual harassment will be tolerated by the Company. Other Types of Prohibited Harassment This policy applies equally to harassment based on one or more of the Protected Classes described above or any other characteristic protected under applicable federal, state or local law. Workplace harassment is behavior that is unwanted, unreasonable and offensive to the recipient, which creates an intimidating, hostile or humiliating work environment for that person. Such harassment may include behavior similar to sexual harassment and includes but is not limited to:  Verbal conduct including taunting, jokes, threats, epithets, derogatory comments or slurs based on an individual’s protected status;  Visual and/or written conduct including derogatory posters, photographs, calendars, cartoons, drawings, websites, emails, text messages or gestures based on an individual’s protected status; and  Physical conduct including assault, unwanted touching or blocking normal movement because of an individual’s protected status. No form of harassment will be tolerated. Protection Against Retaliation Retaliation is prohibited against any person covered by this policy who, in good faith: makes a complaint of discrimination or harassment, either internally or with a government agency, using the Complaint Procedures described below; objects to, opposes or speaks out against sexual harassment; participates in a discrimination or harassment investigation; encourages another person to report discrimination or harassment; or files, testifies, assists or participates in any manner in any investigation, proceeding or hearing conducted by a governmental enforcement agency. Prohibited retaliation includes, but is not limited to, termination, demotion, suspension, failure to

38 | P a g e hire or consider for hire, failure to give equal consideration in making employment decisions, failure to make employment recommendations impartially, adversely affecting working conditions, or otherwise denying any employment benefit. Individuals who believe they have been subjected to retaliation or believe that another individual has been subjected to retaliation, should report this concern to a supervisor or manager or to any Human Resources Representative. Any report of retaliatory conduct will be investigated in a thorough and objective manner. If a report of retaliation prohibited by this policy is substantiated, appropriate disciplinary action, including possible termination of employment, will be taken. If a complaint cannot be substantiated, the Company may take appropriate action to reinforce its commitment to providing a work environment free from retaliation. Complaint Procedure Any Everest employee who feels that he or she has been subjected to any form of discrimination, harassment or retaliation by a co-worker, supervisor, manager, client, visitor, vendor, customer or temporary worker of Everest, or who believes another individual has been subject to such conduct, should report it immediately. Employees have the right to report (either verbally or in writing) and discuss the situation in a confidential manner, and we strongly urge that they do so with any supervisor, any member of the Human Resources Department (or if they prefer, anyone in their reporting chain), or the head of the Company as soon as an incident occurs. In cases where the initial complaint is made to a supervisor, that supervisor must contact Gail Van Beveren or Chantelle Menes in the Human Resources Department immediately. Employees are not required to report any discrimination, harassment or retaliation to a supervisor or manager who may be hostile, who has engaged in such conduct, who is a close associate of the person who has engage in such conduct, or with whom the employee is uncomfortable discussing such matters. In such cases, employees should report the matter directly to Human Resources. Human Resources contacts are Gail Van Beveren (908-604-3031), Gail.VanBeveren@everestglobal.com or Chantelle Menes (908-604-3037), Chantelle.Menes@everestglobal.com. If an employee chooses, they may submit the Company’s complaint form and submit it to Human Resources. The complaint form can be found on Compass (My Everest > Document Library > Forms).

39 | P a g e After a report is received or the Company otherwise becomes aware of a possible violation of this policy, a thorough and objective investigation will be undertaken if needed. Confidentiality will be maintained to the extent practical and permitted by law. Investigations will be conducted as confidentially as possible and related information will only be shared with others on a need-to-know basis. The investigation will be completed, and a determination made and communicated to the complaining employee and to the accused individual as soon as practicable. The Company expects all employees to fully cooperate with any investigation conducted by the Company and to keep matters related to the investigation confidential. If the Company determines that this policy has been violated, appropriate disciplinary action, including possible termination of employment, will be taken commensurate with the severity of the offense. Appropriate action will also be taken to deter any such conduct in the future. Manager’s Responsibility All supervisors and managers are responsible for:  Promptly reporting any complaints about discrimination, harassment or retaliation to the designated Human Resources Representative so they may be investigated and resolved in timely manner;  Taking and/or assisting in prompt and appropriate corrective action when necessary to ensure compliance with this policy; and  Conducting themselves, at all times, in a manner consistent with this policy. Failure to meet these responsibilities may lead to disciplinary action, up to and including termination. Good Faith The initiation of a good faith complaint of discrimination, harassment, including sexual harassment, or retaliation will not be grounds for disciplinary action, even if the allegations cannot be substantiated. Any individual who makes a complaint that is demonstrated to be intentionally false may be subject to discipline, up to and including termination.

40 | P a g e Support for Individuals Impacted by Harassment or Retaliation The employee assistance program (EAP) provides confidential counseling services to company employees. Individuals wishing to discuss an incident confidentially or seeking information and advice of a personal nature are encouraged to contact the EAP. The role of the EAP in such cases will be limited to personal counseling and treatment for the person who is then an EAP client. Contacting the EAP will not qualify as notification to Everest of a potential harassment or discrimination issue (see above complaint procedure for more on how to notify the company of an issue or complaint). Whistle Blowing Summary: If you are an employee in the Company's New Jersey offices, you are covered by the New Jersey "Conscientious Employee Protection Act.” (If you work in an office outside of New Jersey, you may be covered by one of many similar laws passed by other jurisdictions. Please consult the Law Department or Human Resources if you have questions about your rights in this regard.) New Jersey Conscientious Employee Protection Act “Whistleblower Act” Employer retaliatory action; protected employee actions The law prohibits an employer from taking any retaliatory action against an employee because the employee does any of the following: a. Discloses, or threatens to disclose, to a supervisor or to a public body an activity, policy or practice of the employer or another employer, with whom there is a business relationship, that the employee reasonably believes (1) is in violation of a law, or a rule or regulation promulgated pursuant to law, including any violation involving deception of, or misrepresentation to, any shareholder, investor, client, patient, customer, employee, former employee, retiree or pensioner of the employer or any governmental entity, or, in the case of an employee who is a licensed or certified health care professional, reasonably believes constitutes improper quality of patient care; (2) is fraudulent or criminal, including any activity, policy or practice of deception or misrepresentation which the employee reasonably believes may defraud any shareholder, investor, client, patient, customer, employee, former employee, retiree or pensioner of the employer or any governmental entity; b. Provides information to, or testifies before, any public body conducting an investigation, hearing or inquiry into any violation of law, or a rule or regulation promulgated pursuant to law by the employer, or another employer, with whom there is a business relationship, including any violation

41 | P a g e involving deception of, or misrepresentation to, any shareholder, investor, client, patient, customer, employee, former employee, retiree or pensioner of the employer or any governmental entity, or, in the case of an employee who is a licensed or certified health care professional, provides information to, or testifies before, any public body conducting an investigation, hearing or inquiry into quality of patient care; or c. Objects to, or refuses to participate in any activity, policy or practice which the employee reasonably believes: (1) is in violation of a law, or a rule or regulation promulgated pursuant to law including any violation involving deception of, or misrepresentation to, any shareholder, investor, client, patient, customer, employee, former employee, retiree or pensioner of the employer or any governmental entity, or, if the employee is a licensed or certified health care professional, constitutes improper quality of patient care; (2) is fraudulent or criminal, including any activity, policy or practice of deception or misrepresentation which the employee reasonable believes may defraud any shareholder, investor, client, patient, customer, employee, former employee, retiree or pensioner of the employer or any governmental entity; or (3) is incompatible with a clear mandate of public policy concerning the public health, safety or welfare or protection of the environment. N.J.S.A. 34:19-3. Your employer has designated the following contact person to answer your questions or provide additional information regarding your rights and responsibilities under this act: Gail Van Beveren Warren Corporate Center 100 Everest Way Warren, New Jersey 07059 (908) 604-3031

42 | P a g e Appendix A Guidance on Implementing the Policy on Confidential Information To implement the Company’s policy on Confidential Information, each department and division within the Company should review its operations to ensure that the confidentiality of Company information is being maintained in accordance with the Company’s Privacy Policy, Data Classification Policy and Data Handling Guidelines. All units should make sure that they have the appropriate safeguards in place. The decisions as to how to best protect the Company's confidential information will be left to the discretion of division and department heads, so that they can tailor instructions to their staff to best fit the operations and business circumstances of each unit. However, if any unit, division or department head has questions concerning how to best protect the confidential information within that unit, he or she may contact the General Counsel, other members of the Law Department or the Data Risk and Privacy Council for further guidance. Disclosure of Material Nonpublic Information General Because of the concern under the federal and state securities laws that all investors be able to trade in a company's stock on the basis of the same information, a general rule applicable to "material" information is that it cannot be selectively disclosed to the public. If an employee disclosed material nonpublic information to only a few individuals, and those individuals traded in Group’s' stock, a violation of the securities laws might well have occurred. That violation could lead to liability not only for the individuals who traded the stock, but also for the Company employee who released the information and, conceivably, for the Company itself. Therefore, the disclosure of material information is a matter of concern to both employees and the Company. The general rule which all employees should follow is this: material nonpublic information concerning Group or its subsidiaries should not be disclosed outside the Company except in accordance with these guidelines or with the authorization of the General Counsel. The legal requirements governing disclosure of material information should not impose significant day-to-day impediments to the conduct of our business. Most

43 | P a g e disclosures of material information concerning the Company will be made in press releases. Additional details may be disclosed in (1) quarterly or annual financial filings, (2) special filings with the SEC concerning material developments which should be reported prior to the next quarterly financial filing, (3) filings made with insurance departments concerning inter-company transactions between companies in the Everest Group, Ltd. group, (4) in Group's annual report to shareholders or (5) filings with the SEC and the New York Stock Exchange concerning other corporate actions such as the appointment of new officers or directors or a change in company by-laws, etc. All of these disclosures will be reviewed and coordinated by the General Counsel to assure compliance with the relevant legal standards. Thus, it is our expectation that most material information concerning Everest Group, Ltd. or its subsidiaries that is made public will be disclosed under the supervision of the General Counsel. As a result, much of the information which employees might discuss with individuals outside the Company will already be public. As a general rule, employees can feel comfortable discussing with individuals outside the Company, information which has already been made public by the Company. However, employees must allow sufficient time for information to be "absorbed" by the public before discussing it. For example, if the Company issued a press release with its quarterly earnings on a Tuesday afternoon, it would be improper to discuss those figures at a cocktail party Tuesday evening; because there had not been enough time for the information to be absorbed by the public, that cocktail conversation could be seen as "selective disclosure," which is prohibited. As a general rule, employees should allow two business days after information has been made public by the Company for that information to be absorbed by the public. If any employee has any question concerning when it would be acceptable to discuss a particular piece of information, he or she should contact the General Counsel. In addition, we recognize that much of the information which employees may be called upon to discuss with individuals outside the Company is not "material" for purposes of the securities laws. Because "material" information is that which would be likely to influence an investor to buy, or hold stock in Group, many routine business communications would not involve material information.

44 | P a g e Disclosures to Shareholders All communications to shareholders must be made by the Chief Executive Officer or his designees, the President, the Chief Financial Officer, the General Counsel or the Vice President, Investor Relations. Disclosures to Customers Of course, in day-to-day interactions with customers and prospective customers, a variety of information concerning the Company is discussed. Those discussions are customary and appropriate within the context of the business relationships we have with our customers, and for the most part need not be affected by these disclosure rules. These Guidelines do not impose on Company employees the obligation to reveal to customers more than would have been revealed in the normal course of business, but rather are intended to highlight areas in which the securities laws may prohibit disclosures. Generally speaking, much of the information which we will discussing with customers will be public, because it is contained in our press releases, financial statements and other public filings, or will be nonmaterial because it is information which would not be significant to an investor's decision-making. However, the same general prohibitions on disclosures of material nonpublic information do still apply, and some information in the hands of our employees would clearly be material nonpublic information which should not be disclosed to customers. Because these decisions can be some of the most difficult, we urge employees to contact the General Counsel if they have any questions about particular disclosure issues. To help guide employees’ day-to-day discussions, however, the following examples may help demonstrate the limits of what can and cannot be said. However, please note that: (1) the examples are only illustrations and should not be taken as iron-clad rules; in all instances employees remain obligated not to disclose material nonpublic information, and should contact the General Counsel with any questions, and (2) the examples are based on present circumstances; if circumstances change the General Counsel may need to modify the restrictions on disclosure by employees.

45 | P a g e 1. A customer asks about earnings and projected earnings: We can give the customer our earnings as of the last publicly disclosed financials but cannot give estimates of earnings since the last filing and cannot give projected future earnings. (Note that because earnings will be reported quarterly, such a request by a customer would rarely come more than a month and a half after the most recent earnings disclosure or more than a month and a half before the next earnings disclosure, so customers should not face much concern over "stale" information.) 2. A customer asks about the operating figures (such as premium volume, losses, etc.) on a particular underwriting unit: We can give the customer figures for the unit (to the extent they exist) as of the date of the last filed financial statements. However, note that as has traditionally been the case, we should lean towards discussing unit activity in general terms (i.e., "we're writing more," "we're seeing a lot of submissions") rather than with specific figures (i.e., "we wrote $4.1 million more in casualty premium than in the prior quarter"). In addition, if developments within a given unit since the previously filed financials are such that referring to the last quarter's financials might be misleading (i.e., since the last quarter, premium volume has taken a big swing up or down from the level expected), then Company employees should check with the General Counsel for help in determining whether the information is material. If the information is material, it may be appropriate for the General Counsel to issue special instructions on how to handle the situation. 3. A customer asks about our accumulation of property exposures in a given area of the country: We can give that information to the customer (to the extent it exists) so long as the information is consistent with publicly filed information and is current (for example, if previous filings suggested that aggregate property exposures were $X million in a given region and we had a new internal study suggesting that the exposure was $Y million, that new figure may be material nonpublic information and cannot be disclosed; because of the new study, $X would no longer be current and that figure should not be discussed either ).

46 | P a g e 4. A customer or retrocessionaire asks about specific business plans (for example, premium goals or whether we plan to write a particular coverage for a particular type of ceding company), as opposed to general business strategies (for example, whether we plan to write more specialty liability coverages): We can share the general business strategies because those will be public, but specific business plans would be nonpublic and would have to be considered in light of whether they would be material. A Company employee facing such an inquiry should contact the General Counsel with any questions about whether such information is material. 5. A customer inquires about rumors that (1) the Company is about to hire a well-known underwriter, or about a rumor that a senior officer of the Company may be leaving, (or (2) that the Company is involved in discussions with another company concerning a potential merger with or acquisition of/by that company: Generally, the Company does not respond to rumors; therefore, employees must not comment on the rumor. 6. An earthquake occurs, and a customer asks whether we have a handle on the losses we might receive as a result of the earthquake: This may be material nonpublic information and should not be disclosed without prior consultation with the General Counsel. (Note, however, that in the ordinary course of business this information could be shared with our catastrophe retrocessionaires.) Communications with the Press, Investment Analysts and Other Members of the Public Two ways in which publicly owned companies release information to the public are through press contacts (whether in informal discussions or formal press releases) and through discussions with professional investment analysts. Investment analysts study specific industries and companies and advise their customers whether to buy, hold or sell the stock of the companies they study. As a result, disclosures to either the press or investment analysts can have an effect on the price of Group’s stock, and these discussions are therefore extremely sensitive. Discussions with the press or investment analysts may be held only by the Chief Executive Officer, or his designees, the

47 | P a g e President, the Chief Financial Officer, the General Counsel or the Vice President, Investor Relations. Any employee receiving a contact from the press should (1) find out the person's name, company name and telephone number, (2) find out what questions the person has or what subjects he or she wants to discuss, (3) inform the person that you will refer the questions/subject to the appropriate person and (4) provide this information to the General Counsel. Any employee receiving a contact from an investment analyst should (1) find out the person's name, company name and telephone number, (2) find out what questions the person has or what subjects he or she wants to discuss, (3) inform the person that you will refer the questions/subject to the appropriate person and (4) provide this information to the Vice President, Investor Relations.

48 | P a g e Appendix B Everest Group, Ltd. Code of Ethics for Chief Executive Officer and Senior Financial Officers Everest Group’s Code of Conduct includes its “Ethics Guidelines” and “Index of Significant Compliance Policies” which are intended to guide all of the Company’s decisions and behavior, and which require that all directors, officers and employees are held to the highest standards of integrity. Everyone affiliated with the Company is expected to be honest and ethical in all business dealings, including how they treat each other. Maintaining a high standard of personal conduct will ensure that Everest’s name is worthy of trust. The Company’s Code of Conduct applies to all directors and employees of the Company, including the Chief Executive Officer, the Chief Financial Officer, the Principal Accounting Officer and other senior financial officers. In addition to being bound by the Ethics Guidelines’ provisions about ethical conduct, conflicts of interest and compliance with the law, the Board of Directors has adopted the following Code of Ethics specifically applicable to the Chief Executive Officer, the Chief Financial Officer and senior financial officers (“The CEO and Senior Financial Officers”). 1. The CEO and Senior Financial Officers are responsible for full, fair, accurate, timely and understandable financial disclosure in reports and documents filed and furnished by the Company with the Securities and Exchange Commission and in other public communications made by the Company. The Company’s accounting records must be maintained in accordance with all applicable laws, rules and regulations, must be supported and must not contain any false or misleading entries. 2. The CEO and Senior Financial Officers are responsible for the Company’s system of internal financial controls. They shall promptly bring to the attention of the Chief Audit Officer or the Audit Committee any information they may have concerning: (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

49 | P a g e 3. The CEO and Senior Financial Officers may not compete with the Company and may never let business dealings on behalf of the Company be influenced – or even appear to be influenced – by personal or family interests. They shall promptly bring to the attention of the General Counsel and the Audit Committee any information they may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls. 4. The Company is committed to complying with both the letter and spirit of all applicable laws, rules and regulations. The CEO and Senior Financial Officers shall promptly bring to the attention of the Chief Audit Officer and the Audit Committee any information they may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company or its employees or agents. They shall promptly bring to the attention of the General Counsel and the Audit Committee any information they may have concerning any violation of this Code of Ethics. The Board of Directors may determine, or designate appropriate persons to determine, appropriate additional disciplinary or other actions to be taken in the event of violations of this Code of Ethics by the Company’s Chief Executive or Senior Financial Officers and a procedure for granting any waivers of this Code of Ethics.

50 | P a g e Appendix C Everest Group, Ltd. Statement Pursuant to Section 54 of the United Kingdom’s Modern Slavery Act 2015 Everest Group, Ltd. is the holding company for a group of companies that provide insurance and reinsurance products and services, together referred to as “Everest Group”. Everest Group, Ltd. is incorporated in Bermuda and is listed on the New York Stock Exchange. In addition to its offices around the globe, Everest Group carries out insurance and reinsurance business in the United Kingdom, primarily through its Lloyd’s Syndicate 2786, Everest Insurance (Ireland), dac, and the UK Branch of Everest Reinsurance (Bermuda), Ltd. Our Supply Chain Everest Group’s supply chains are limited, and the nature of our business activities is such that we consider that the risk of Everest Group becoming involved in the support of encouragement of slavery, human trafficking or forced labor to be low. Everest Group offers insurance and reinsurance solutions which are a type of financial services product and are primarily placed through insurance and reinsurance brokers. Everest Group does use services of third companies for the maintenance and support of our office operations in London, such as cleaning and catering services. Everest Group does not act as a producer, manufacturer or retailer of physical goods and has no supply chain in relation to such activities. Due Diligence Everest Group’s working practices respect and upholds all human rights for our partners, employees and contractors and has zero tolerance to slavery and human trafficking. Everest Group has a range of policies that are published to all staff, including these Ethics Guidelines and related policies. In addition, the UK-based operations have in place the following policies:

51 | P a g e  Whistleblowing Policy;  Financial Crime Policy;  Anti-Bribery Policy;  Outsourcing Policy;  Training and Development Policy; and  Due Diligence Policy. The Due Diligence Policy shall include measures undertaken to ensure the identity of a third party which will minimize the risk of slavery and human trafficking occurring within our supply chain. The training and development requirements of the UK-based operations provide training to the staff on matters relating to financial crimes and, as part of the performance management process, staff must complete any assigned training at least annually. Staff reporting any concerns or breaches of any policy is protected by the Whistleblowing Policy.